Exhibit 99.1

International Headquarters

5221 North O’Connor Blvd.

Suite 500

Irving, Texas 75039	News Release

Phone: 972.869.3400

Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Second Quarter 2005 Results

Irving, Texas, July 19, 2005 Thomas Group, Inc. (TGIS.OB) today announced net income of $3.1 million, or $0.29 per diluted share, for the second quarter of 2005 on revenues of $11.7 million.

“Important milestones were crossed during the second quarter,” said Jim Taylor, CEO, “some of which are the culmination of several years of effort, and some are a precursor of things to come.”

Mr. Taylor continued, “The first milestone was revenue growth.  Quarterly revenue had hovered around the eight million dollar range since 2001. New programs in both the commercial and governmental sectors pushed second quarter revenues over $11 million.  To fuel this revenue growth, we have hired 22 new Resultants so far this year.”

“Another important milestone was the elimination of our debt”, said Mr. Taylor. “ In June, we prepaid our subordinated debt one year in advance of its maturity date. The most important part of this pre-payment is that the subordinated debt was repaid out of our cash reserves, without drawing on our line of credit. Since June 9, we have been debt-free for the first time in over four years. We have continued availability of our $5.5 million revolving line of credit with Bank of America, which we will use for operations, as we grow.”

Mr. Taylor added, “Disciplined headcount management and a low fixed cost base allow revenue increases to have a dramatic impact on our bottom line.  Our singular focus is to increase shareholder value using this business model. Second quarter results are a testament to the quality and hard work of our people; those who deliver results to our clients and those who support them.”

Second Quarter and First Half 2005 Financial Performance:

•                                    Revenue:  Second quarter revenue was $11.7 million, which represents a 48% increase over the first quarter of 2005 and a 51% increase of the second quarter of 2004.  Second quarter revenue includes approximately $1.0 million attributable to a retroactive pricing adjustment on a client for whom services were provided prior to May 2005. The cost of these services was recognized in the period incurred. Revenue for the first half of 2005 was $19.6 million, which represents a 32% increase over the first half of 2004.

•                                    Gross Margins: Gross profit margins improved to 59% from 49% when comparing the second quarter of 2005 with 2004. Gross profit margins for the first half of 2005 improved to 54%, compared to 48% for the first half of 2004. The increase is primarily attributable to increased revenue, full utilization of the Company’s direct labor and strict control over costs.

•                                    Selling, General & Administrative (S,G&A):  Second quarter S,G&A costs increased $0.4 million to $3.6 million from $3.2 million in the second quarter of 2004.  For the first half of 2005, S,G&A costs increased $0.3 million to $6.7 million from $6.4 million in the first half of 2004.  This increase in costs is due primarily to:

a)              $0.2 million increase in selling costs

b)             $0.2 million accrual for severance costs

c)              $0.2 million accrual for exit costs in Switzerland. (The Company will continue to pursue clients in the Europe region, but will no longer maintain an office in Switzerland)

d)             ($0.3) million in savings from service providers

•                                          Cash Flow:  In the first half of 2005, net cash provided by operating activities was $1.5 million, compared to net cash used in operating activities of $1.5 million in the first half of 2004.  The increase in net cash provided is primarily due to 2005 profits in excess of 2004 profits. In the first half of 2005, net cash used in financing activities was $1.5 million, comprised of $1.8 million used to repay debt and $0.3 million generated from the issuance of common stock upon the exercise of outstanding options and warrants.  Cash used for financing activities in the first half of 2004 was $0.2 million, primarily for debt repayments. For the first half of 2005, the net change in cash was a decrease of $37,000, compared to a net decrease of $1.7 million in the first half of 2004.

•                                          Income Taxes:  Prior years’ losses in both US and foreign operations created net operating loss (NOL) carryforwards.  The tax benefit of these NOLs reduces the Company’s 2005 effective tax rate to approximately 3%. For the first half of 2005, the Company has recognized $0.1 million in income tax expense.

Business Development:  During the second quarter of 2005, the Company signed $6.7 million in new and extended business, pushing the total for 2005 to $7.3 million.

Backlog:  At June 30, 2005, the Company had signed backlog of $13.2 million, of which $7.6 million is contracted for 2005. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the client’s commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing

***

Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	In thousands, except per share data
Consulting revenue before reimbursements	$11,662	$7,702	$19,570	$14,786
Reimbursements	6	47	6	82
Total revenue	11,668	7,749	19,576	14,868
Cost of sales before reimbursable expenses	4,836	3,942	9,074	7,646
Reimbursable expenses	6	47	6	82
Total cost of sales	4,842	3,989	9,080	7,728
Gross profit	6,826	3,760	10,496	7,140
Selling, general and administrative	3,582	3,151	6,708	6,403
Sublease losses	—	—	610	—
Operating income	3,244	609	3,178	737
Other expense, net	(24)	(84)	(70)	(174)
Income before income taxes	3,220	525	3,108	563
Income taxes	86	13	101	1
Net income	$3,134	$512	$3,007	$562

Earnings per common share:
Basic	$0.29	$0.05	$0.29	$0.06
Diluted	$0.29	$0.05	$0.28	$0.05

Weighted average shares:
Basic	10,655	9,656	10,368	9,640
Diluted	10,952	10,575	10,786	10,573

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Unaudited)

Selected Revenue Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	Amounts in thousands
North America	$11,647	$7,379	$19,547	$14,004
Europe	—	10	—	10
Asia/Pacific	21	360	29	854
Total Revenue	$11,668	$7,749	$19,576	$14,868

Selected Balance Sheet Data

	June 30, 2005	December 31, 2004
	Amounts in thousands
Cash	$106	$143
Trade Accounts Receivables	7,882	5,161
Total Current Assets	8,360	5,719
Total Assets	9,022	6,549
Total Current Liabilities	2,988	2,712
Total Liabilities	3,298	4,118
Total Stockholders’ Equity	$5,724	$2,431